EXHIBIT 4.2

AMERICAN RETAIL ALLIANCE, CORP.
SUBSCRIPTION AGREEMENT

1. INVESTMENT:

(a) The undersigned subscribes for                shares of Common Stock of AMERICAN RETAIL ALLIANCE, CORP. at $1.50 per share.

(b) Total subscription price ($1.50 times number of shares): = $                                             .

2. INVESTOR INFORMATION:

Name (type or print)	Social Sec. No.	Address

Name (type or print)	Social Sec. No.	Address

Mailing Address:

Street	City	State	Zip

Business Phone (        )                              Home Phone (        )

3. TYPE OF OWNERSHIP: (You must check one box)

1. ☐ Individual	6. ☐ Joint Tenants with rights of Survivorship

2. ☐ Tenants in Common	7. ☐ Custodian for

3. ☐ Community Property	8 ☐ Uniform Gifts to Minors Act of the State of

4. ☐ Partnership	9. ☐ Corporation

5. ☐ Trust	10. ☐ Other (explain)

4. RECEIPT OF DISCLOSURE DOCUMENT:

By executing this subscription agreement the undersigned acknowledges receipt of a current Prospectus, as supplemented to the date of this Subscription Agreement, in which the terms and conditions of the offering of Common Stock and the risks associated therewith are described.

5. TERMINATION OF THE OFFERING:

The undersigned understands that the Company may terminate the offering at any time and for any reason. If the offering is so terminated, and the Company is holding subscriptions that have not been accepted by an authorized representative of the Company, together with the unaccepted subscription agreements, then in that event the subscriptions so held shall be returned without any interest earned thereon.

6. REPRESENTATION AND WARRANTIES:

By executing this subscription agreement, the undersigned represents and warrants to the Company that:

a.  Subscriber is buying the Common Stock for Subscriber's own account or is buying for the account or benefit of a member or members of Subscriber's immediate family or in a fiduciary capacity for the account of another person or entity and is not purchasing as an agent for another. Furthermore, if Subscriber is purchasing for the account of another person or entity, Subscriber has full authority to execute this Subscription Agreement in such capacity and on behalf of such person or entity.

b.  Subscriber is 18 years of age or over (You must check box)    ☐ Yes   ☐ No

 7. ACCEPTANCE OF SUBSCRIPTION:

The undersigned hereby confirms Subscriber's understanding that the Company has the full right to accept or reject this subscription, providing that the Company must accept or reject the subscription by _______________, 2013, subject to an extension in the Company’s discretion for an additional 180 days thereafter. In case of rejection of a subscription, contributions of such persons will promptly be returned to such persons without interest thereon.

Please make a copy of your completed Subscription Agreement

Signatures:

Executed this                       day of                                  201__ at                                                                         ,
                                                                                                                                        City                                                   State

X	X
Signature (investor or authorized signature)	Signature (investor or authorized signature)

MAKE CHECK PAYABLE TO:    AMERICAN RETAIL ALLIANCE, CORP.

SEND SUBSCRIPTION AGREEMENT AND CHECK TO:	AMERICAN RETAIL ALLIANCE, CORP. 2979 West Bay Drive Suite 2, Belleair Bluffs, FL 33770. Telephone: 727-581-1500

Accepted for the Company this                                        day of                                                        , 201__.

By	Title